Exhibit 99
SOUTHWEST BANCORP INC.
For additional information:
Rick Green
President & CEO
Kerby E. Crowell
EVP &CFO
(405) 372-2230
For Immediate Release
Southwest Bancorp Agrees to Buy Bank of Kansas
     February 2, 2007, Stillwater, Oklahoma and Hutchinson, Kansas. Southwest Bancorp, Inc. (Nasdaq National Market—OKSB), (“Southwest”) and Bank of Kansas today announced the signing of agreement calling for the acquisition of Bank of Kansas for a cash price of $15.25 million. This acquisition will add two full-service banking offices in the Hutchinson market to Southwest’s existing Kansas operations, which include offices in the Wichita and Kansas City markets. Bank of Kansas has bank assets of approximately $75 million, loans of approximately $40 million, and deposits of approximately $65 million. At year-end 2006 Southwest Bancorp had over $2 billion in assets.
     Under the agreement, Southwest will buy all of the shares of the holding company that owns 85% of the common stock of the Bank of Kansas, and also will buy the bank’s remaining common shares from its other shareholders. Southwest plans to operate Bank of Kansas as a separate Kansas chartered bank subsidiary. The acquisition is subject to shareholder and regulatory approval. Closing is anticipated in the second or third quarter of 2007. The acquisition is not expected to have a material effect on Southwest’s earnings or operations in 2007 or 2008.
     Rick Green, President and Chief Executive Officer, stated, “Bank of Kansas is a solid bank with strong management and deep ties to the community built over the last 100 years. This acquisition is part of our established community banking strategy, which calls for expansion in carefully selected Kansas, Texas, and Oklahoma markets We also look forward to bringing our specialized services for the medical, professional, business, and commercial real estate markets to the Hutchinson area.”
     Densmore Hart, Chairman, Bank of Kansas, stated “This is an exciting step for the Bank of Kansas and will enable the Bank to provide even more financial products and services to our customers.”
Southwest Bancorp and Subsidiaries
     Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita (“SNB Wichita”), Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston and San Antonio, Texas; and Kansas City and Wichita, Kansas, and on the Internet, through SNB DirectBanker®.
     Southwest focuses on converting its strategic vision into long-term shareholder value. This vision includes long-term goals for increasing earnings and banking assets from operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business, and commercial real estate customers and from more traditional banking operations, including community banking and student lending. Southwest’s strategic growth goals include growth from existing and additional offices in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate borrowers, and careful expansion of community banking operations.
     Southwest was organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. Southwest became a public company in late 1993.
     Southwest’s banking philosophy is to provide a high level of customer service, a wide range of financial services, and products responsive to customer needs with a focus on serving healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. This philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and which complement more traditional banking products. Southwest seeks to build close relationships with businesses, professionals and their principals, and to service their evolving banking needs throughout their business development and professional lives.
     Southwest has developed a highly automated lockbox, imaging, and information service for commercial customers called “SNB Digital Lockbox” and deposit products that automatically sweep excess funds from

NASDAQ: OKSB
Southwest Bancorp Agrees to Buy Bank of Kansas
commercial demand deposit accounts and invest them in interest bearing funds. Other specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently.
     Southwest’s two management consulting subsidiaries complement its banking services and help differentiate Southwest from competitors. Healthcare Strategic Support, Inc. provides management consulting services for physicians, hospitals, and healthcare groups. Business Consulting Group, Inc. provides marketing, strategic, logistics, and operations consulting for both small and large commercial enterprises.
     Southwest’s common stock is traded on the NASDAQ National Market under the symbol OKSB.
Forward-Looking Statements
     This Press Release includes forward-looking statements, such as: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results.

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